Exhibit 99.1

AMMO, Inc. Closes Strategic Acquisition of SW Kenetics, Advancing its Entry into the Military Channel

SCOTTSDALE, AZ, October 1, 2018 (GLOBE NEWSWIRE) – AMMO, Inc. (OTC:POWW), an innovator in ammunition technology, announced that on September 27, 2018 it completed the acquisition of SW Kenetics, Inc. ("SWK").

SWK, a research and development firm located in Arizona, has designed a new portfolio of modular projectiles that the Company believes will advance the force capability for the United States military, as well as NATO member countries. SWK filed a patent for their technology, which is now pending with the United States Patent and Trademark Office.

"Our team has made significant progress toward positioning the Company to address the large military channel for the past year, having identified the necessary manufacturing capabilities, and now acquiring SWK's key technological assets," stated Fred Wagenhals, AMMO Inc.'s Chief Executive Officer.

The acquisition of SWK is a key component of the Company's strategy to expand its product lines and capabilities to pursue the growing defense munitions industry.   Among the new product lines being added in late calendar 2018, will be a portfolio of 50-caliber ammunition, newly approved rifle rounds to support new military weapon platforms, and a portfolio of proprietary modular projectiles geared specifically toward military war fighters.

Kathy Hanrahan, AMMO Inc.'s President of Global Tactical Defense commented, "We are pleased to announce the closing of this transaction and are excited about offering the military channel new advancements in munitions technology, including our non-incendiary one-way luminescent tracer technology, STREAK™ Visual Ammunition."

About AMMO, Inc.
With its corporate offices headquartered in Scottsdale, Arizona, and a manufacturing facility in Payson, Arizona, AMMO, Inc. (the "Company and/or AMMO") designs and manufactures products for a variety of aptitudes, including law enforcement, military, hunting, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions, including its patented STREAK Visual Ammunition, the Jesse James line of munitions and accessories, /stelTH/ subsonic munitions, and OPS (One Precise Shot) a lead-free frangible tactical line of munitions for self-defense. For more information please visit: www.ammo-inc.com

Investor Contact:
Jeff Sonnek
ICR, Inc.
Phone: (646) 277-1263
Jeff.sonnek@icrinc.com

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Chevalier Advertising, Marketing & Public Relations
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Griffin@Chevalier-adv.com